SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2005

SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-43770	52-2258371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3119 South Scenic, Springfield, Missouri        65807

(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: 417/883-4549

Section 1 – Registrant’s Business and Operations

Item 1.01.

Entry into a Material Definitive Agreement.

(a)

On February 4, 2005, we entered into a consulting agreement with New AV Ventures, LLC, pursuant to which we issued 300,000 restricted shares of our common stock to New AV Ventures and agreed to grant options to George Fallica, the managing member of New AV Ventures, to purchase shares of our common stock, from time to time to the extent earned under the terms of the consulting agreement, but not to exceed 700,000 shares.  The exercise price per share will equal the average price of our common stock for the five trading days immediately prior to January 1 of the year in which such options are issued. Pursuant to such agreement, we agreed to register such shares as part of our next registration statement.

(b)

On February 2, 2005 and effective as of November 2004, we entered into a consulting agreement with 3CD Consulting, LLC, pursuant to which we granted options to purchase 1,000,000 shares of our common stock at an exercise price of $2.00 per share. Pursuant to such agreement, we agreed to register such shares as part of our next registration statement.

Section 2 – Financial Information

Item 2.01.

Completion of Acquisition or Disposition of Assets.

As previously disclosed in a current report on Form 8-K that we filed December 17, 2004, SLS International, Inc. and Bull Creek Ranch LLC entered into a Lease Agreement on December 4, 2004. Pursuant to the agreement, we agreed to lease approximately 150,000 square feet of property in Ozark, Missouri through February 28, 2010 at a base rent of $18,750 per month for the first twelve months and $28,125 thereafter, with adjustments and additional charges set forth in the agreement. The agreement also provided us with an option to purchase the property for $3,500,000, increasing by 5% for each year after the first year of the lease term.

On February 3, 2004, we purchased the property for $3,500,000, pursuant to the option to purchase contained in the Lease Agreement.  As a result, the Lease Agreement terminated.

John Gott, the President, Chief Executive Officer and a Director of SLS International, Inc., is a Manager of, and a Member owning a 50% interest in, Bull Creek Ranch LLC. As a result, Mr. Gott has a material interest in the Lease Agreement and in our purchase of the property.

Section 5 – Corporate Governance and Management

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2005, our board of directors elected two new directors, R. Steven Hicks and Dell Furano.

Mr. Hicks is currently Chairman of Capstar Partners, LLC., which specializes in assisting early-stage technology companies with growth strategies and investments.  Prior to forming Capstar Partners, Mr. Hicks was Vice Chairman of AMFM Inc., the nation’s largest owner and operator of radio stations across the US. AMFM merged in August 2000 with Clear Channel Communications, Inc.  In 1996 Mr. Hicks founded Capstar Broadcasting Corporation, and by 1998, Capstar Broadcasting was the nation's largest holding company with 350 stations. In 1998, Mr. Hicks led Capstar Broadcasting to an initial public offering and a listing on the New York Stock Exchange. In 1999, Capstar Broadcasting merged with Chancellor Media Corp. in a stock swap valued at $4.1 billion.  Mr. Hicks has been a member of the Board of Directors of XM Satellite Radio, HealthTronics and numerous private companies, and is a past Director of the National Radio Broadcasters Association. Over the past 33 years, he has developed extensive relationships throughout the broadcast and entertainment industry. Mr. Hicks is a graduate of the University of Texas.

Mr. Furano is currently the founder and CEO of Signatures Network, a merchandising and promotional company that has the rights to market products for over 125 of the world’s leading entertainers, including U2, The Beatles, Jessica Simpson, Alan Jackson and Jennifer Lopez. Prior to forming Signatures Network, Mr. Furano was the founding CEO of Sony Signatures, Sony Corp.'s entertainment, merchandising, licensing and consumer products division. Before joining Sony Pictures Entertainment, Mr. Furano co-founded Winterland Productions, a music merchandising company, with legendary music producer Bill Graham. In the mid-1980's he sold Winterland to CBS Inc. Mr. Furano is a graduate of Stanford University.

We have not yet determined the committees, if any, to which the two new directors will be named.  In connection with their elections to the Board of Directors, we granted Mr. Hicks an option to purchase up to 500,000 shares of our common stock and we granted Mr. Furano an option to purchase up to 230,000 shares of our common stock.  Each option was issued pursuant to our 2000 Stock Purchase and Option Plan, has a term of five years and has an exercise price of $2.50 per share.

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective January 31, 2005, our board of directors amended our By-Laws to require (a) that the number of directors shall be a minimum of two and a maximum of twenty, (b) require that the number of directors shall be fixed from time to time by resolution of the board of directors or by the stockholders at the annual meeting or at a special meeting called for such purpose.  After adopting such amendment, the board of directors fixed the number of directors at five and elected two new directors as set forth above in Item 5.02 of this Report.

Section 9 – Financial Statements and Exhibits

Item 9.01.

Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

3.1

Amendment to By-Laws, effective January 31, 2005

10.1

Consulting Agreement, dated February 4, 2005, between SLS International, Inc. and New AV Ventures, LLC

10.2

Consulting Agreement, dated February 2, 2005 and effective as of November 18, 2004, between SLS International, Inc. and 3CD Consulting, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

SLS INTERNATIONAL, INC.
(Registrant)

By	/s/ JOHN M. GOTT
John M. Gott
President and
Chief Executive Officer

Dated: February 4, 2005

SLS INTERNATIONAL, INC.

Current Report on Form 8-K

Exhibit Index

Exhibit No.

Description

3.1

Amendment to By-Laws, effective January 31, 2005

10.1

Consulting Agreement, dated February 4, 2005, between SLS International, Inc. and New AV Ventures, LLC

10.2

Consulting Agreement, dated February 2, 2005 and effective as of November 18, 2004, between SLS International, Inc. and 3CD Consulting, LLC